(B)(2)

                            KEMPER VALUE SERIES, INC.

         On November 29, 2000, the Board of Directors of Kemper Value Series, Inc. (the "Fund"), a Maryland corporation, adopted the following resolution amending the By-Laws of the Fund to read as follows:

                  RESOLVED, that Article I, Section 3 of the Fund's By-Laws shall be amended to read as follows:

                  Section 2. Notice of Meetings. The Secretary of the Corporation shall give notice of the purpose or purposes and of the date, time and place of every meeting of the stockholders of the Corporation, or of the stockholders of one or more classes or series, by postal mail, by electronic mail, by posting on the internet with notice by postal mail or electronic mail, or by any other electronic method of document transfer at least 10 (ten) days, but not more than 90 (ninety) days, prior to the date designated for the meeting, to each stockholder entitled to vote at his address or other designated destination, including, but not limited to, the Shareholder's postal mailing or e-mail address, appearing on the books of the Corporation or supplied by the stockholder to the Corporation for the purpose of notice. The notice of any meeting of stockholders of the Corporation, or of the stockholders of one or more classes or series may be accompanied by a form of proxy approved by the Board of Directors in favor of the actions or persons as the Board of Directors may select. Notice of any meeting of stockholders of the Corporation, or of the stockholders of one or more classes or series, shall be deemed waived by any stockholder who attends the meeting in person or by proxy, or who before or after the meeting submits a signed waiver of notice that is filed with the records of the meeting.

                  FURTHER RESOLVED, that Article III is hereby amended by adding the following Section 13:

                  Section 13. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a stockholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution of such proxy by or on behalf of such stockholder.


IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 30th day of November, 2000.

                                            /s/ Maureen E.Kane
                                            -----------------------------------
                                            Maureen E.Kane, Assistant Secretary